Exhibit 99.1

Media Contacts:	Addy Apesos
Rollins Inc.
404.888.2318

Sarah Robinson
Rollins Inc.
404.888.2917

Orkin Establishes Franchise in Turks and Caicos Islands

Pest control leader expands in the Caribbean

ATLANTA, May 8, 2012 — Rollins Inc., a nationwide consumer services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, has established the company’s 21st international franchise in the Turks and Caicos Islands in the Caribbean.

“Orkin continues to expand internationally with Orkin Turks and Caicos, our third international franchise this year,” said Tom Luczynski, Orkin vice president of U.S. and international development and franchising. “The tropical, moist weather conditions create unique pest challenges, and we are pleased to bring Orkin’s quality services to the area and expand our presence in the Caribbean.”

Orkin Turks and Caicos will offer commercial pest control, focusing mainly on the hospitality sector located there. The franchise owners are Ben and Bradley Walkin. Ben Walkin is the owner of Walkin Diversified Services on the island. Bradley Walkin will be the general manager of the franchise and will travel to Atlanta, Orkin’s U.S. headquarters, for initial training at the company’s award-winning training center later this month.

In the region, Orkin has operations in Puerto Rico and the Virgin Islands and franchise operations in Jamaica, the Dominican Republic and Central America.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Europe, Central America, the Middle East, the Caribbean, Asia, the Mediterranean, Africa and Mexico. With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers. The company serves homeowners and numerous industries, including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/facilities management, schools and institutions. Orkin is proud to be recognized by the National Pest Management Association as a QualityPro and GreenPro-certified company, addressing not only our customer’s pest control needs, but also their concern for protecting the environment. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC, Crane Pest Control and Trutech LLC, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://orkincanada.ca,  http://pestdefense.com,  http://westernpest.com,  http://indfumco.com,  http://walthamservices.com,  http://cranepestcontrol.com,  http://trutechinc.com and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

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